CONTACT:    River Oaks Partnership Services, Inc.
            (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


     DENVER, COLORADO, September 21, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Thursday, September 28, 2000. The Offers were previously scheduled to expire at 5:00 p.m., New York time, September 20, 2000.

     AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on September 19, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                    PURCHASE PRICE            NUMBER OF
                 NAME OF PARTNERSHIP                                   PER UNIT            UNITS TENDERED
                 -------------------                                --------------         --------------
Angeles Opportunity Properties Ltd.                                    $368.00                  209.00
Angeles Partners IX                                                     352.00                  285.00
Angeles Partners X                                                      134.00                  310.00
Angeles Partners XIV                                                      0.55                  949.00
Century Properties Fund XVIII                                            95.00                1,071.00
Century Properties Growth Fund XXII                                     526.00                2,104.00
Consolidated Capital Institutional Properties                           421.00                1,688.00
Consolidated Capital Institutional Properties/2                          31.00               12,156.00
Davidson Diversified Real Estate I, L.P.                              3,305.00                   18.10
Davidson Diversified Real Estate III, L.P.                            1,975.00                   31.25
Davidson Growth Plus, L.P.                                              486.00                  601.00
Fox Strategic Housing Income Partners                                   198.00                  300.00
Multi-Benefit Realty Fund '87-1 -A Investors                             62.00                  627.00
Multi-Benefit Realty Fund '87-1 -B Investors                             16.00                  625.00
National Property Investors 4                                           271.00                  409.00
National Property Investors 5                                            70.00                1,001.00
National Property Investors 6                                           192.00                  965.00
National Property Investors 7                                           242.80                  557.33
National Property Investors 8                                           153.00                  207.00
Shelter Properties I Limited Partnership                                835.00                  161.00
Shelter Properties II Limited Partnership                               588.00                  833.00
Shelter Properties III Limited Partnership                              264.00                1,378.00
Shelter Properties V Limited Partnership                                576.00                  227.00
Shelter Properties VII Limited Partnership                              597.00                  733.00

     For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.